Exhibit 10.6

MEMORANDUM OF AGREEMENT Dated: 24th March, 2005	Norwegian Shipbrokers’ Association’s Memorandum of Agreement far sale and purchase of ships. Adopted by The Baltic and international Maritime Council (BIMCO)in 1956.
code-name. SALEFORM 1993
Revised 1966, 1983 and 1986/87.

DENAK DEPOCULUK VE NAKLIYECILIK A.S. of Istanbul, Turkey

hereinafter called the Sellers, have agreed to sell, and BARBARA SHIPCO LLC of the Marshal Islands hereinafter called the Buyers, have agreed to buy

Name: Mr ‘DENAK-B’

Classification Society/Class: Lloyds Register

Built: 1997            By: Halla Samho, South Korea

Flag: Turkish            Place of Registration: Istanbul, Turkey

Call Sign: TCCP8            Grt/Nrt: 38995/24436

Register Number: 875/IMO number: 9122679

hereinafter called the Vessel, on the following terms and conditions:

Definitions

“Banking days” are days on which banks are open  both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

“Classification Society” or “Class” means the Society referred to in line 4.

1. Purchase Price Usd 42,000,000 (United States Dollars Forty Two Million) Cash

2. Deposit

As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit of 10% ten per cent) of the Purchase Price within 3 (three)           banking days from the date of this Agreement and attached Addendum No.1 being signed by both parties by fax. This deposit shall be placed with Turk Ekonomi Bankasi, A.S., Istanbul, Turkey (Tel: 90-212-2526780 — Miss Elvira)

and held by them in a joint account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers. Interest, if any, to be credited to the Buyers. Any fee charged for opening the faint account or for holding the said deposit and for closing shall be borne equally by the Sellers and the Buyers.

3. Payment

Ninety (90) percent of the purchase money together with the value of bunkers and unused lubricating oils in sealed/unbroached drums and designated storage tanks shall be remitted to the Sellers nominated bank in a designated account in the name of the Buyers mortgagee bank one (1) banking day prior to the expected date of delivery.

The said ~~Purchase Price~~ ninety (90) percent of the purchase money shall be paid together with the ten (10) percent deposit in full free of bank charges together with the value of bunkers and unused lubricating oils in sealed/unbroached drums and designated storage tanks to the Sellers nominated account with the Turk Ekonomi Bankasi, Istanbul, Turkey -

on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5 in exchange for the delivery documentation as agreed in Addendum No. 1 attached hereto,

4. Inspections

a)*	The Buyers have inspected the vessels LR class records and accepted same and have waived their right to physical inspection of the vessel, this sale is therefore outright and definite ~~inspected and accepted the Vessel’s classification records, The Buyers have also inspected the Vessel at/in -on- and have accepted the Vessel following this inspection and the sale is outright and definite,~~ subject only to the terms and conditions of this Agreement.

~~b)*~~	~~The Buyers shall have the right to inspect the Vessel’s classification records and declare whether same are accepted or not within~~

~~The Sellers shall provide for inspection of the Vessel at/in~~

~~The Buyers shall undertake the inspection without undue delay to the Vessel, Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred. The Buyers shall inspect the Vessel without opening up and without cost to the Sellers. During the inspection, the Vessel’s deck and engine log books shall be made available for examination by the Buyers. If the Vessel is accepted after such inspection, the sale shall become outright and definite, subject only to the terms and conditions of this Agreement, provided the Sellers receive written notice of acceptance from the Buyers within 72 hours after completion of such inspection.~~

~~Should notice of acceptance of the Vessel’s classification records and of the Vessel not bo received by the Sellers as aforesaid, the deposit together with interest earned shall bo released immediately to the Buyers, whereafter this Agreement shall bo null and void.~~

~~*~~	~~4 a) and 4b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4a) to apply.~~

5.	Notices, time and place of delivery

a)	The Sellers shall keep the Buyers well informed of the Vessel’s Itinerary and shall provide the Buyers with 20,15,10,7 , and3 days notice of the estimated time of arrival at the intended place of ~~drydocking/underwater inspection/~~delivery and 48 hours definite notice of delivery. When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery. The Sellers will use their best endeavours to declare the actual port of delivery latest within the 15 (fifteen) day notice of expected delivery but in any event as soon as same is known to them.

b)	The Vessel shall be delivered to the Buyers with drydocking passed charter free, cargo free, free of stowaways and taken over safely afloat at a safe and accessible port, a safe berth or anchorage ~~at/in~~ the following range;

(A) Singapore/Japan range including Taiwan, Philippines, Indonesia Malaysia, Australia and PRC

(B) India

(C) Gibraltar/Skaw/full Mediterranean range including UK and Ireland excluding Libya, Morocco, Tunisia, Algeria, Lebanon, Syria, Albania, Georgia, Abhazia

(D) Boston/Bahia Blanca range including full Gulf of Mexico and US Gulf

(E) Pacific coastal/North and South America

(F) South Africa

in the Sellers’ option.

Expected time of delivery: between 15th July, 2005 and 31st August, 2005 in the Sellers option.

Date of cancelling (see Clauses 5 c), 6 b) (iii) and 14): 24:00 hours local time, 31st August, 2005 in the Buyers option

c)	If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within 4 working ~~* running~~  days of receipt of the notice or of accepting the new date as the new cancelling date. If the Buyers have not declared their option within 4 working ~~7 running~~ days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.

If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.

d)	Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6.	Drydocking/Divers Inspection

~~a)**~~ 	~~The Sellers shall place tho Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation*.~~

b)**	(i) The Vessel is to be delivered without drydocking. However, the Buyers shall have the right at their expense to arrange for an underwater inspection of the vessels’ bottom and underwater parts by a diver approved by the Lloyds Register Classification Society in visible water with video equipment in the presence of a Lloyds Register class surveyor and Buyers’ representative prior to the delivery of the Vessel. The Sellers shall at their cost make the Vessel available for such inspection at the place/time of delivery. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society and the attending class surveyor to be the sole judge as to what constitutes clear water/suitable conditions. If the conditions at the port of delivery are unsuitable for such inspection, the Sellers shall at their time and at their expense make the Vessel available at a suitable alternative place near to the delivery port.

(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, then unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good by the Sellers at their expense to the satisfaction of the Classification Society without condition/recommendation*. In such event the Sellers are to pay also for the cost of the underwater inspection and the Classification Society’s attendance.

(iii) If the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable dry-docking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the purpose of this Clause, become the new port of delivery. In such event the cancelling date provided for in Clause 5 b) shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of 14 running days.

c)	If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above

(i) the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society’s rules for tailshaft survey and consistent with the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel’s class, those parts shall be renewed or made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation*.

(ii) the expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out, in which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses if the Buyers require the survey and parts of the system are condemned or found defective or broken so as to affect the Vessel’s class*.

(iii) the expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society’s fees shall be paid by the Sellers if the Classification Society issues any condition/recommendation* as a result of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers shall pay the aforesaid expenses, dues and fees.

(iv) the Buyers’ representative shall have the right to be present in the drydock, but without interfering with the work or decisions of the Classification surveyor.

(v) the Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without Interfering with the Sellers’ or the Classification surveyor’s work, if any, and without affecting the Vessel’s timely delivery. If, however, the Buyers’ work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers’ work shall be for the Buyers’ risk and expense. In the event that the Buyers’ work requires such additional time, the Sellers may upon completion of the Sellers’ work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether the Vessel is in drydock or not and irrespective of Clause 5 b).

*	Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

**	6 a) and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6 a) to apply.

7. Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore and on order. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s) spare anchor, if any, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers’ property, but spares on order are to be excluded. Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The navigational equipment, wireless equipment radio installation and navigational equipment including GMDSS shall be included in the sale without extra payment if they are the property of the Sellers. Tools, spare equipment, materials, maintenance records and other unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers’ flag or name, provided they replace same with similar unmarked items. Library, forms, etc., exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation. Captain’s, Officers’ and Crew’s personal belongings including the master’s slop chest are to be excluded from the sale, as well as the following additional items (including items on hire): MARICHEM gas bottles (The Sellers shall revert if any additional hired items)

The Buyers to pay extra only for remaining unused lubricating oils in designated storage tanks and sealed/unbroached drums at the Sellers last nett prices supported by invoices/vouchers and bunkers on board as per latest purchase price (less discounts and barging cost) supported by the relevant invoices, ~~shall take over the remaining bunkers and unused lubricating oils in storage tanks and sealed drums and pay the current net market price-(excluding barging expenses) at the port and date~~ Unused lubricating oils are defined as those lubricating oils which have not passed through the system and that are stored in designated storage tanks or in sealed drums/barrels. The quantities of the bunkers and unused lubricating oils remaining on board on delivery shall be agreed with a join survey between the Buyers and the Sellers representatives not later than two (2) days prior to the delivery with an agreed allowance for the consumption up to physical delivery.

~~of delivery of the Vessel.~~

Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

8. Documentation

The place of closing/exchange of delivery documentation: The Sellers nominated place in Istanbul, Turkey.

In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with the agreed delivery documents as per Addendum No, 1 attached hereto. ~~, namely:~~

~~a)~~	 ~~Legal Bill of Sale in a form recordable in (the country in which the Buyers are to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever, duly notarially attested and legalized by the consul of such country or other competent authority.~~

~~b)~~	~~Current Certificate of Ownership issued by the competent authorities of the flag state of the Vessel.~~

~~c)~~	~~Conformation of Class issued within 72 hours prior to delivery.~~

~~d)~~	~~Current Certificate issued by the competent authorities stating that the Vessel is free from registered encumbrances.~~

~~e)~~	~~Certificate of Deletion of the Vessel from the Vessel’s registry or other official evidence of deletion appropriate to the Vessel’s registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel’s registry forthwith and furnish a Certificate or other official evidence of deletion to the Buyers promptly and latest within 4 (four) weeks after the Purchase Price has been paid and the Vessel has been delivered.~~

~~f)~~	~~Any such additional documents as may reasonably be required by the competent authorities for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement.~~

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation including all plans/instruction books on board at time of delivery and all other plans/instruction books which are ashore ~~which may be~~  in the Sellers’ possession and same shall be promptly forwarded to the Buyers office at their expense, within 3 (three) working days from the date of vessels delivery, ~~if they so request~~. The Sellers may keep the Vessel’s log books but the Buyers to have the right to take copies of same.

9. Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10. Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.

11. Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she is. ~~was at the time of inspection, fair wear and tear excepted.~~

However, the Vessel shall be delivered with her drydock passed and present class maintained ~~without~~ and free of any condition/recommendation* of class and-, free of average damage affecting the Vessel’s class, and with her classification certificates and national and international trading certificates, to be clean, unextended for a minimum period of 3 (three) months ~~as well as all other certificates the Vessel had at the time of inspection, valid and unextended without condition/recommendation* by Class or the relevant authorities~~ at the time of delivery. ~~“Inspection” in this Clause 11, shall moan the Buyers’ inspection according to Clause 4 a) or 4 b), if applicable, or the Buyers’ inspection prior to the signing of this Agreement. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.~~ The vessel shall be delivered to the Buyers with swept clean holds, in which event the Sellers shall have the option to deliver the vessel with holds as left by the stevedores, but the Sellers shall pay the Buyers US$ 400 per hold in lieu of hold cleaning. This clause is not applicable if the vessel’s last cargo is petcoke, salt, cement or cement clinker or any cargo that for the purpose of hold cleaning, requires special chemicals and hardware to be bought and/or requires shore labour to effect such cleaning.

*	Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

12. Name/markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.

13. Buyers’ default

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.

Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14. Sellers’ default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.

Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15. Buyers’ representatives

After this Agreement has been signed by fax by both parties and the deposit has been lodged, the Buyers have the right to place two representatives on board the Vessel at their sole risk and expense ~~upon arrival at       on or about~~         These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the normal operation and safety of the Vessel/crew. The Buyers’ representatives shall sign the Sellers’ usual P&I letter of indemnity prior to their embarkation. Upon Buyers’ representatives boarding of the vessel the Sellers will arrange for handover of all relevant information on board in relation to the vessels’ stores, spares, cabin departments.

16. Arbitration

a)*	This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1950 and 1979 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. Arbitrators to be members of the London Maritime Arbitrators Association. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint ~~an umpire whose decision~~ a third arbitrator an the decision of any two of them shall be final.

~~b)*~~	~~This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Law of the State of New York and should any dispute arise out of this Agreement, the matter in dispute shall-bo-referred to three persons at New York, one to be appointed by each-of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for purpose of enforcing any award, this Agreement may be made a rule of the Court:~~

~~The preceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc. New York.~~

~~c)*~~	~~Any dispute arising out of this Agreement shall be referred to arbitration at , subject to the procedures applicable there. The laws of shall govern this Agreement.~~

*	~~16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16 a) to apply.~~

17. The Sellers to guarantee to their best of their knowledge that the vessel is not blacklisted and/or boycotted by any Arab boycott league.

18. This sale is to be kept strictly private and confidential between the Buyers, Sellers and brokers involved and is not to be reported.

For The Sellers	For The Buyers

H. [ILLEGIBLE] Akeal	[ILLEGIBLE]

This document is a computer generated copy of “SALEFORM 1993”, printed by authority of the Norwegian Shipbrokers’ Association, using software which is the copyright of Strategic Software Ltd. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the preprinted text of this document, the original document shall apply. The Norwegian Shipbrokers’ Association and Strategic Software Ltd. assume no responsibility for any loss or damage caused as a result of discrepancies between the original approved document and this document.

My ‘DENAK-B’

AMENDMENT NO.1 TO MEMORANDUM OF AGREEMENT

     This AMENDMENT NO. 1, dated as of June 27th, 2005 (this “Amendment”), to the MEMORANDUM OF AGREEMENT dated March 24, 2005 (the “MOA”) between DENAK DEPOCULUK VE NAKLIYECTLIK. A.S. (“Sellers”) and BARBARA SHIPCO LLC (“Buyers”), is entered into and effectuated by Buyers and Sellers (collectively, the “Parties”).

WHEREAS, the Parties hereto desire to amend the MOA to accurately reflect the agreement by the Parties.;

NOW THEREFORE, in consideration of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree that the MOA is hereby amended as follows:

1.	Clause 17 of the MOA is hereby deleted in its entirety;

2.	Clause 18 of the MOA is hereby amended in it entirety to read as follows:

“18. This sale is to be kept strictly private and confidential between the Buyers, Sellers and brokers involved and is not to be reported; provided, however, that in the event that the Buyer or any of its affiliates are required to make disclosure pursuant to applicable law, regulatory authority or the rules or requirements of a stock exchange or stock market, such party shall be entitled to make the appropriate disclosure.”

3.	Except as expressly modified hereby, all other terms and conditions of the MOA remain in full force and effect.

4.	This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which, together, shall constitute one Amendment.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

Sellers:

DENAK DEPOCULUK VE NAKLIYECILIK A.S.

By:	-s- Braemar Seascope

Braemar Seascope

As agents only

Buyers:

BARBARA SHIPCO LLC

By:	[ILLEGIBLE]